Huntington, W. Va. – December  21, 2011

Energy Services of America Corporation Announces results for the three and  twelve months  ended  September  30, 2011.

 Energy Services of America (Amex: ESA) announced today that the company finished the year with a loss   for the three months ended  September  30, 2011  of ($1,126,834).     This brings the total loss for the year ended September 30, 2011 to ($5,275,770).   As stated in previous press releases this year, The year’s performance was greatly impacted by several  items.  First, we had a large project scheduled for 2011 that was delayed.  Also, we had record breaking rainfall which hampered the performance on a number of larger jobs that the Company  contracted to perform  in 2011.  Rainfall occurred on two larger jobs in over 50% of the days they were being performed.    This led to cost overruns which drastically reduced the margins. While well below the $3.6 million of earnings in the three months ended September 30, 2010,  the loss was better than of the loss  of ( $1,447,686) for the comparable period in 2009.  Likewise the loss for the 12 months ended September 30, 2011 was well below the  September 30, 2010 net income of $5,772,350  but  better than the  loss of ($5,921,774) for the same period in 2009.  Revenues were $143,426,097 for the twelve  months ended  September  30, 2011 versus $218,287,753 for the same period in 2010.

Marshall T. Reynolds, Chairman, noted that the project delays and severe rainfall  resulted in low performance for the year.  “We  have survived this year despite the project delays and severe impact of rainfall  at record levels but feel we are  seeing signs of a strong 2012.  Our Backlog currently is at $128.5 million compared to the 2010 backlog at year end of $47.8 million.     While our success at winning the contracts always determines the revenue we ultimately will generate, with the  large backlog and increased volume of work available, we are very excited about our prospects for 2012.”

Edsel R. Burns, President of ESA,  shared Mr. Reynold’s thoughts.  “We are disappointed at the 2011 performance but with the stronger backlog, increased work available, progress made internally to improve our  operating efficiencies and efforts made to mitigate the weather factors on our work load, we believe that the Company should perform very well in 2012 .  In addition, during 2011 we took actions that removed the equity overhang that resulted from the warrants we issued at the time we went  Public.  We believe that  we enter 2012 with a strong and clean balance sheet and we are well positioned to take advantage of the business opportunities that will arise during the next year.”  Key information at September 30, 2011 and for the three and twelve months ended  September 30, 2011 is as follows:

Energy Services of America Corporation
Key Financial Information

	--------Three Months-------		--------Twelve Months-------------
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2011	2010	2011	2010

Revenues	$49,653,640	$91,811,898	$143,426,097	$218,287,753

Net Income (loss)	$(1,126,834)	$3,629,182	$(5,275,770)	$5,772,350

Earnings (loss) Per Share- Basic	$(0.09)	$0.30	$(0.44)	$0.48

Earnings (loss) Per Share-Diluted	$(0.09)	$0.30	$(0.44)	$0.48

Other Information at September 30, 2011:
Shares Outstanding	14,446,836
Total Assets	$111,029,551
Total Liabilities	$56,113,835
Total Equity	$54,915,716
Stated Book Value per Share	$3.80
Backlog at September 2011	$128,500,000
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Certain statements contained in the release, including without limitation statements including the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.